Virtusa Announces Departure of President, COO and Board Member Danford F. Smith
Westborough, MA — (August 28, 2008) — Virtusa Corporation (NASDAQ: VRTU), a global information technology (IT) services company that provides IT consulting, technology implementation and application outsourcing services through an offshore delivery model, today announced that Danford F. Smith, President, Chief Operating Officer and member of the Board of Directors, has resigned from the Company, effective September 30, 2008 in order to pursue other opportunities.
Kris Canekeratne, Chairman and Chief Executive officer of Virtusa, stated, “I would like to thank Dan for his contribution to Virtusa over the past four years. Over the years, we have built strong leadership and we believe we have the depth of management to continue to execute against our strategic initiatives and manage the business for long-term profitable growth. We wish Dan the best in his future endeavors.”
About Virtusa Corporation
Virtusa (NASDAQ: VRTU) is a global information technology (IT) services company providing IT consulting, technology implementation and application outsourcing services. Using its enhanced global delivery model, innovative platforming approach and industry expertise, Virtusa provides cost-effective services that enable its clients to use IT to enhance business performance, accelerate time-to-market, increase productivity and improve customer service.
Founded in 1996 and headquartered in Massachusetts, Virtusa has offices in the United States and the United Kingdom, and global delivery centers in India and Sri Lanka.
“Virtusa” is a registered trademark of Virtusa Corporation.
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